Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele
Senior VP—Corporate Affairs
704-557-4551
Investor Contact:	James E. Harris
Senior VP—Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
November 3, 2015	Quoted: The NASDAQ Global Select Market

Coca-Cola Bottling Co. Consolidated Reports Third Quarter

and First Nine Months 2015 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $25.6 million, or basic net income per share of $2.75, on net sales of $618.8 million for the third quarter of 2015, compared to net income of $12.1 million, or basic net income per share of $1.31, on net sales of $457.7 million for the third quarter of 2014.

The results for the third quarters of 2015 and 2014 include certain items which are either events that are not expected to recur or are recurring items that have changed materially period-to-period. Certain of these items relate to the Company’s expanding distribution territory and intensified work on further expanding its distribution territory and preparing to purchase manufacturing assets from The Coca-Cola Company. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the third quarters of 2015 and 2014:

	Third Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2015	2014	2015	2014
Reported net income (GAAP)	$25,553	$12,132	$2.75	$1.31
Gain on sale of business, net of tax	(13,908)	—	(1.50)	—
Expenses related to distribution territory expansion, net of tax	4,265	1,562	0.46	0.17
Fair value adjustment of acquisition related contingent consideration, net of tax	2,451	—	0.26	—
Net loss on commodity hedges, net of tax	1,308	195	0.14	0.02
Change in deferred tax liabilities due to state rate reduction	(1,170)	—	(0.12)	—
Acquired distribution territory operating income, net of tax	(1,122)	(728)	(0.12)	(0.08)
Exchanged distribution territories and sold operating entities operating income, net of tax	—	(881)	—	(0.09)
Change in valuation allowance due to sale of business	(1,080)	—	(0.12)	—
Other income tax changes	(184)	(173)	(0.02)	(0.02)

Total	(9,440)	(25)	(1.02)	(0.00)

Comparable net income (a)	$16,113	$12,107	$1.73	$1.31

On a comparable basis, the Company earned $16.1 million in the third quarter of 2015, or comparable basic net income per share of $1.73, versus $12.1 million in the third quarter of 2014, or comparable basic net income per share of $1.31.

The Company earned $54.7 million, or basic net income per share of $5.89, on net sales of $1.69 billion for the first nine months of 2015, compared to net income of $28.4 million, or basic net income per share of $3.06, on net sales of $1.31 billion for the first nine months of 2014.

The results for the first nine months of 2015 and 2014 include certain items which are either events that are not expected to recur or are recurring items that have changed materially period-to-period. Certain of these items relate to the Company’s expanding distribution territory and intensified work on further expanding its distribution territory and preparing to purchase manufacturing assets from The Coca-Cola Company. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first nine months of 2015 and 2014:

	Fiscal Year
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2015	2014	2015	2014
Reported net income (GAAP)	$54,711	$28,364	$5.89	$3.06
Gain on sale of business, net of tax	(13,908)	—	(1.50)	—
Expenses related to distribution territory expansion, net of tax	8,715	4,679	0.94	0.51
Acquired distribution territory operating income, net of tax	(5,079)	(932)	(0.55)	(0.10)
Gain on exchange of franchise territories, net of tax	(5,407)	—	(0.58)	—
Fair value adjustment of acquisition related contingent consideration, net of tax	1,844	—	0.20	—
Net (gain) loss on commodity hedges, net of tax	1,373	(338)	0.15	(0.04)
Exchanged distribution territories and sold operating entities operating income, net of tax	—	(1,469)	—	(0.16)
Change in deferred tax liabilities due to state rate reduction	(1,170)	—	(0.12)	—
Change in valuation allowance due to sale of business	(1,080)	—	(0.12)	—
Other income tax changes	272	(118)	0.03	(0.01)

Total	(14,440)	1,822	(1.55)	0.20

Comparable net income (a)	$40,271	$30,186	$4.34	$3.26

On a comparable basis, the Company earned $40.3 million in the first nine months of 2015, or comparable basic net income per share of $4.34, versus $30.2 million in the first nine months of 2014, or comparable basic net income per share of $3.26.

Frank Harrison, Chairman and CEO, said, “The geographical footprint of our distribution territory has expanded significantly over the past year through the acquisition of new territories as part of The Coca-Cola Company’s System of the Future refranchising. Our financial results in the third quarter and first nine months of 2015 reflect solid revenue growth combined with a favorable cost of goods environment and an outstanding effort from all of our dedicated employees. With our expanding footprint, our opportunity to serve our consumers, customers, communities, and employees has also expanded significantly and will continue to expand. We are thankful for the support and cooperation we have received from The Coca-Cola Company in transforming the franchise model in the United States and we remain committed to partnering with them and other U.S. bottlers to ensure the franchise model in the U.S. continues to improve for the benefit of our shareholders, employees, customers and communities.”

Hank Flint, President and COO, added, “Our 2015 first nine months’ performance is a result of the dynamic growth we are experiencing due to territory expansion and organic growth in our legacy territories. Our total revenues on a comparable basis grew by 9.3% due to strong performance in our energy and still beverage portfolios. We were able to grow comparable gross margin by 8.2% through a combination of effective product mix management as well as a favorable cost of goods environment. We continue to invest in shaping the future of our company and we are indebted to all of our employees as they exhibit leadership, integrity and excellence in helping to create a Coca-Cola Consolidated worthy of their efforts and commitment.”

(a)	The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the following challenges we face in 2015 and 2016: ongoing work on (i) agreements for the additional proposed territory expansion that is described in the Letter of Intent dated May 12, 2015 with The Coca-Cola Company that we believe will provide us with the opportunity for growth in contiguous territories where we can leverage our current infrastructure and operational capabilities and (ii) agreements for the acquisition of six manufacturing facilities and related assets that are described in the letter of intent dated September 23, 2015 with The Coca-Cola Company that will result in us becoming a regional producing bottler in the national product supply system.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 28, 2014 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2015	2014	2015	2014
Net sales	$618,806	$457,676	$1,686,742	$1,305,731
Cost of sales	380,270	272,734	1,026,516	778,936

Gross margin	238,536	184,942	660,226	526,795
Selling, delivery and administrative expenses	210,851	156,496	577,323	454,969

Income from operations	27,685	28,446	82,903	71,826
Interest expense, net	6,686	7,333	20,751	21,899
Other income (expense)	(3,992)	—	(3,003)	—
Gain on exchange of franchise territory	—	—	8,807	—
Gain on sale of business	22,651	—	22,651	—

Income before income taxes	39,658	21,113	90,607	49,927
Income taxes	12,099	7,408	31,174	17,789

Net income	27,559	13,705	59,433	32,138
Less: Net income attributable to noncontrolling interest	2,006	1,573	4,722	3,774

Net income attributable to Coca-Cola Bottling Co. Consolidated	$25,553	$12,132	$54,711	$28,364

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$2.75	$1.31	$5.89	$3.06

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141
Class B Common Stock	$2.75	$1.31	$5.89	$3.06

Weighted average number of Class B Common Stock shares outstanding	2,151	2,130	2,146	2,125
Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$2.74	$1.30	$5.87	$3.05

Weighted average number of Common Stock shares outstanding – assuming dilution	9,332	9,311	9,327	9,306
Class B Common Stock	$2.73	$1.30	$5.85	$3.04

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,191	2,170	2,186	2,165